Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Reverse Merger

On May 4, 2015, Regado Biosciences, Inc., a Delaware corporation (Regado), completed its business combination with Tobira Therapeutics, Inc. (Private Tobira) in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of January 14, 2015, as amended on January 23, 2015 (the Merger Agreement) by and among Regado, Landmark Merger Sub Inc., Private Tobira, and Brent Ahrens, as the Company’s stockholders’ agent. On May 4, 2015, pursuant to the Merger Agreement, the Merger Subsidiary merged with and into Private Tobira, with Private Tobira surviving the merger and becoming a wholly owned subsidiary of Regado (the Merger). In connection with the Merger, the name of Private Tobira was changed to Tobira Development, Inc. and Regado effected a one for nine reverse stock split and changed its name to Tobira Therapeutics, Inc. (Tobira or the Company). For accounting purposes, Private Tobira is considered the acquiring company in the Merger. The Company is currently evaluating the impact of the purchase accounting for this business combination and expects to complete its analysis and record the transaction in its June 30, 2015 financial statements.

In connection with the Merger, each outstanding share of Private Tobira common stock, including shares issued immediately prior to the Merger related to the automatic conversion of principal and interest due and payable by Private Tobira under certain convertible promissory notes, as well as the net exercise of certain warrants to purchase Private Tobira common stock, was canceled and automatically converted into and became the right to receive approximately 1.4302 shares of Regado common stock as adjusted by the one for nine reverse stock split. Additionally, each outstanding vested and unvested option to purchase Private Tobira common stock as well as warrants to purchase Private Tobira common stock were converted into an option or warrant, as applicable, to purchase common stock of the Company.

Immediately following the Merger, Tobira entered into a Purchase Agreement with certain stockholders of Private Tobira and certain other accredited investors, which provided for the sale and issuance of 2,542,365 shares of common stock at $10.62 per share for total financing of $27.0 million (the Financing). Following the reverse stock split, the Financing, and the Merger, the Company has approximately 17.4 million shares of common stock outstanding.

Event Subsequent to the Reverse Merger

On May 15, 2015, the holders of the Series F convertible preferred stock elected conversion of all preferred shares into 222,222 shares of common stock of the Company. The accounting impact of the conversion will be evaluated as part of the Company’s financial statements as of June 30, 2015. The following unaudited pro forma combined financial statements do not give effect to this conversion.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined balance sheet as of March 31, 2015 and the unaudited pro forma combined statement of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014, which give effect to the Merger are presented herein for illustrative purposes and are based on assumptions and adjustments described in the accompanying notes. Tobira is considered to be the acquiring company for accounting purposes, and the transaction will be accounted for by Tobira as a reverse acquisition under the acquisition method of accounting for business combinations. Accordingly, the acquisition consideration for accounting purposes consists of Regado common stock, Regado Series F convertible preferred stock and the fair value of vested options issued by Regado that were outstanding at the date of the Merger immediately prior to closing, assuming any acceleration as a result of the Merger. Assets and liabilities of Regado will be measured at fair value and added to the assets and liabilities of Private Tobira, and the historical results of operations of Private Tobira will be reflected in the results of operations of the Company following the Merger.

The unaudited pro forma combined balance sheet combines the unaudited pro forma adjusted balance sheet of Regado and the unaudited balance sheet of Tobira and gives effect to the merger as if it had been completed on March 31, 2015. The unaudited pro forma combined statement of operations for the three months ended March 31, 2015 and for the year ended December 31, 2014 combine the historical pro forma adjusted results of Regado and the historical results of Tobira and give effect to the Merger as if it had occurred on January 1, 2014.

The pro forma combined financial statements do not purport to represent the actual financial condition or results of operations as of March 31, 2015 or any period thereafter, including the closing date of the Merger, for the combined company. The unaudited pro forma combined financial statements are based on unaudited historical financial statements of Regado and Private Tobira including unaudited pro forma adjustments to derive the financial condition and results of operations of the combined company on an unaudited pro forma basis. The unaudited pro forma combined financial statements do not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the acquisition. The unaudited pro forma adjusted financial statements of Regado, which are being combined with the historical financial statements of Tobira as described above, have been developed by applying pro forma adjustments to Regado’s historical financial statements prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of SEC Regulation S-X. The Regado balance sheet as of March 31, 2015 and statement of operations and comprehensive loss for the three months ended March 31, 2015 and the year ended December 31, 2014 were derived and should be read in conjunction with the following:

•	historical unaudited consolidated financial statements and accompanying notes of Regado as of and for the three months ended March 31, 2015 included in its Quarterly Report on Form 10-Q for the three months ended March 31, 2015 filed with the SEC on April 29, 2015;

•	historical audited consolidated financial statements and accompanying notes of Regado as of and for the year ended December 31, 2014 included in its annual report on Form 10-K for the year ended December 31, 2014 filed with the SEC on February 12, 2015 and as amended on Form 10-K/A on April 30, 2015;

•	historical audited financial statements of Regado as of and for the year ended December 31, 2014 included in the definitive proxy statement relating to the Reverse Merger between Regado Biosciences, Inc. and Tobira Therapeutics, Inc. filed with the SEC on Schedule 14A on March 24, 2015; and

•	Regado’s Current Report on Form 8-K filed with the SEC on March 2, 2015.

The Private Tobira balance sheet as of March 31, 2015 and statement of operations and comprehensive loss for the three months ended March 31, 2015 and the year ended December 31, 2014 were derived and should be read in conjunction with the following:

•	historical unaudited financial statements and accompanying notes of Private Tobira as of and for the three months ended March 31, 2015 included in this Current Report on Form 8-K/A, Exhibit 99.1;

•	historical audited financial statements of Private Tobira as of and for the year ended December 31, 2014 included in the definitive proxy statement relating to the Reverse Merger between Regado Biosciences, Inc. and Tobira Therapeutics, Inc. filed with the SEC on March 24, 2015 and included in this Current Report on Form 8-K/A, Exhibit 99.2; and

•	Tobira’s Current Reports on Form 8-K filed with the SEC on May 20, 2015 and May 7, 2015.

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the SEC. The pro forma adjustments reflecting the completion of the Merger are based upon the preliminary accounting analysis conclusion that the Merger, without the completion of a valuation of the identifiable intangibles, should be accounted for under the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes to the unaudited pro forma combined financial statements.

The historical financial statements have been adjusted to give pro forma effect to events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statement of operations, expected to have a continuing impact on the combined results. The pro forma combined financial statements and pro forma adjustments have been prepared based on preliminary estimates of fair value. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial statements and the Company’s future results of operations and financial position. The actual amounts recorded as of the completion of the Merger may differ materially from the information presented in these unaudited pro forma combined financial statements as a result of the cash used in the Regado operations between March 31, 2015 and the closing of the Merger and other changes in the Regado net assets that occur prior to the completion of the Merger, which may cause material differences in the information presented below.

The number of shares of Regado common stock used to calculate the acquisition consideration was determined pursuant to the Merger Agreement and reflects the outstanding common stock as of May 4, 2015, which includes “as if converted” common stock from its Series F convertible preferred stock and stock options outstanding on the Merger date. The amount of acquisition consideration is based upon the fair value of Regado’s stock of $10.89 as of May 4, 2015. The fair value of the assets acquired and liabilities assumed that will be used in acquisition accounting are based upon preliminary estimates and may differ significantly from the final acquisition accounting.

Because Tobira will be treated as the accounting acquirer, Tobira’s assets and liabilities will be recorded at their precombination carrying amounts and the historical operations that are reflected in the financial statements will be those of Tobira. Regado’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and consolidated with the assets, liabilities and results of operations of Tobira after the consummation of the merger. The unaudited pro forma combined statements of operations include certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results.

The unaudited pro forma combined statements of operations do not include the impacts of any cost or other operating synergies that may result from the merger or any related restructuring costs. The unaudited pro forma combined statements of operations do not reflect certain amounts resulting from the merger that were determined to be of a non-recurring nature.

Legal Proceedings

On February 2, 2015, a purported stockholder of Regado filed a putative class-action lawsuit (captioned Maiman v. Regado Biosciences, Inc., C.A. No. 10606-CB) in the Court of Chancery for the State of Delaware (the “Court”), challenging the proposed stock-for-stock Merger of Regado with Tobira (“Proposed Merger”). On February 25, 2015, a second, related putative class action (captioned Gilboa v. Regado Biosciences, Inc., C.A. No. 10720-CB) was filed in the Court challenging the Proposed Merger. On May 4, 2014, the Proposed Merger was consummated and Tobira became a wholly-owned subsidiary of Regado and changed its name to Tobira Development Inc. (“Private Tobira”). The complaints name as defendants: (i) each member of Regado’s Board of Directors, (ii) Regado, (iii) Private Tobira, and (iv) Landmark Merger Sub Inc. Plaintiffs allege that Regado’s directors breached their fiduciary duties to Regado’s stockholders by, among other things, (a) agreeing to merge Regado with Private Tobira for inadequate consideration, (b) implementing a process that was distorted by conflicts of interest, and (c) agreeing to certain provisions of the Merger Agreement that are alleged to favor Private Tobira and deter alternative bids. Plaintiffs also generally allege that the entity defendants aided and abetted the purported breaches of fiduciary duty by the directors. On March 25, 2015, the Court consolidated the two actions and assigned lead counsel for plaintiffs (captioned In re Regado Biosciences, Inc. Stockholder Litigation, Consolidated C.A. No. 10606-CB). On March 27, 2015, plaintiffs filed a consolidated amended complaint, a motion for expedited proceedings and a motion for preliminary injunction. On April 20, 2015, the parties agreed in principle to resolve the litigation (subject to approval by the Court) and signed a memorandum of understanding setting forth the terms of a proposed settlement to provide additional disclosures related to the Merger Agreement and cover Court awarded fees. On April 23, 2015, as part of the proposed settlement, Regado provided additional disclosures to its stockholders. As of March 31, 2015, the Company has accounted this matter as a contingency because it is unable to reasonably estimate an amount and/or a range of loss until the Company is made aware of Court fees awarded to the plaintiffs under the proposed settlement, if any, as administered under settlement law. The Company maintains D&O insurance and tail coverage with deductibles of $2.0 million and $1.5 million respectively, and expects to evaluate and/or recognize the impact, if any, in its financial statements as of June 30, 2015.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

MARCH 31, 2015

(In thousands)

	Regado Biosciences, Inc.	Tobira Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$44,460	$13,177	$27,000	K	$84,637
Prepaid expenses and other current assets	630	288	—		918
Other assets	158	—	—		158

Total current assets	45,248	13,465	27,000		85,713
Property and equipment, net	11	466	(11)	G	466
Other assets	—	329	—		329
Restricted cash	—	334	—		334
Intangible assets	—	—	10,792	J	10,792

Total assets	$45,259	$14,594	$37,781		$97,634

Liabilities, convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$417	$1,788	$—		$2,205
Accrued expenses and other liabilities	7,332	8,453	(2,659)	B, H	13,126
Capital lease obligation	—	23	—		23
Deferred rent	—	55	—		55
Warrant liability	1	—	(1)	F	—
Term loan	—	1,066	—		1,066
Convertible notes, related party	—	35,944	(35,944)	B	—
Convertible notes	—	7,000	(7,000)	B	—

Total current liabilities	7,750	54,329	(45,604)		16,475
Capital lease obligations	—	33	—		33
Deferred rent	—	211	—		211
Term loan	—	13,799	—		13,799
Preferred stock warrant liabilities	—	424	(424)	D, E	—

Total liabilities	7,750	68,796	(46,028)		30,518

Commitments and contingencies

Series A, noncumulative convertible preferred stock	—	30,908	(30,908)	C	—
Series B, noncumulative convertible preferred stock	—	31,074	(31,074)	C	—
Stockholders’ equity (deficit):
Series F, convertible preferred stock	24,832	—	—		24,832
Common stock	4	—	13	H, I, K	17
Additional paid-in capital	232,704	4,608	(219,281)	A, H	18,031
			47,819	B	47,819
			61,982	C	61,982
			424	D, E	424
			(2,576)	F, G, H	(2,576)
			(11)	I	(11)
			10,792	J	10,792
			26,998	K	26,998
Accumulated other comprehensive income (loss)	—	—	—		—
Accumulated deficit	(220,031)	(120,792)	219,631	A, H	(121,192)

Total stockholders’ equity (deficit)	37,509	(116,184)	145,791		67,116

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$45,259	$14,594	$37,781		$97,634

See accompanying notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND

COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2015

(In thousands, except share and per share data)

	Regado Biosciences, Inc.	Tobira Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Operating expenses:
Research and development	$3,653	$5,671	$—		$9,324
General and administrative	4,234	2,152	—		6,386

Total operating expenses	7,887	7,823	—		15,710

Loss from operations	(7,887)	(7,823)	—		(15,710)
Other income (expense), net	(53)	791	(1,143)	B, C, E, F	(405)

Loss before income tax expense	(7,940)	(7,032)	(1,143)		(16,115)
Income tax expense	—	—	—		—

Net loss and comprehensive loss	$(7,940)	$(7,032)	$(1,143)		$(16,115)

Net income (loss) attributable to preferred stockholders	$(446)	$—	$207		$(239)

Net loss attributable to common stockholders, basic and diluted	$(7,494)	$(7,032)	$(1,350)		$(15,876)

Net loss per share, basic and diluted	$(2.01)	$(24.92)	$(0.10)		$(0.91)

Weighted-average common shares outstanding, basic and diluted	3,734,356	282,157	13,678,571		17,412,927

See accompanying notes to unaudited pro forma combined financial statements.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS AND

COMPREHENSIVE LOSS

FOR THE YEAR ENDED DECEMBER 31, 2014

(In thousands, except share and per share data)

	Regado Biosciences, Inc.	Tobira Therapeutics, Inc.	Pro Forma Adjustments		Pro Forma Combined
Operating expenses:
Research and development	$54,926	$12,181	$—		$67,107
General and administrative	11,699	7,840	—		19,539

Total operating expenses	66,625	20,021	—		86,646

Loss from operations	(66,625)	(20,021)	—		(86,646)
Other income (expense), net	(487)	(3,808)	3,051	B, C, E, F	(1,244)

Income (loss) before income tax expense	(67,112)	(23,829)	3,051		(87,890)
Income tax expense	—	271	—		271

Net income (loss)	(67,112)	(24,100)	3,051		(88,161)
Deemed dividend related to beneficial conversion feature of Series F convertible preferred stock	(14,840)	—	—		(14,840)

Net income (loss) and comprehensive income (loss)	$(81,952)	$(24,100)	$3,051		$(103,001)

Net income (loss) attributable to preferred stockholders	$(3,972)	$—	$2,483		$(1,489)

Net income (loss) attributable to common stockholders, basic and diluted	$(77,980)	$(24,100)	$568		$(101,512)

Net income (loss) per share, basic and diluted	$(22.89)	$(85.41)	$0.04		$(5.94)

Weighted-average common shares outstanding, basic and diluted	3,406,536	282,157	13,678,571		17,085,107

See accompanying notes to unaudited pro forma combined financial statements.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

1.	Description of Transaction and Basis of Presentation

Description of Transaction

On January 14, 2015, as amended on January 23, 2015, Regado entered into the Merger Agreement with Private Tobira. Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, Private Tobira merged into a subsidiary of Regado effective May 4, 2015 and became the surviving entity. Regado was re-named Tobira Therapeutics, Inc. in connection with the Merger. Concurrent with the Merger, certain investors purchased $27.0 million of common stock in the Company. The references to “the Company” in this footnote 1 refer to the combined merged companies following the Merger.

Immediately prior to the effective time of the Merger, the principal and accrued interest of outstanding convertible notes of Private Tobira converted into shares of the Series B preferred stock of Private Tobira and then all outstanding preferred stock of Private Tobira converted into common stock of Private Tobira. Each Private Tobira warrant issued to Square 1 Bank in connection with a Loan and Security Agreement between Square 1 Bank and Private Tobira dated as of November 9, 2011 and Oxford Finance LLC in connection with a Loan and Security Agreement between Oxford Finance LLC and Tobira dated as of June 30, 2014 that were outstanding and unexercised as of and immediately prior to the effective time of the Merger were exchanged for warrants to purchase Regado common stock. All other Tobira warrants were net exercised immediately prior to the Merger and converted into Tobira common stock at a price equal to a quotient determined by dividing $93.0 million by the number of Tobira common shares outstanding, determined on a fully diluted basis assuming net exercise of all options and warrants. Subsequent to such net exercise, each applicable Tobira warrant was terminated and cancelled in full. At the effective time of the Merger, each outstanding share of the common stock of Private Tobira was converted into the right to receive that number of shares of Regado common stock at an exchange ratio of approximately 1.4302 as determined pursuant to terms of the Merger Agreement, and all outstanding options, warrants or other rights to purchase shares of capital stock of Private Tobira, were exchanged for rights to acquire Regado common stock. No fractional shares of Regado common stock were issued in connection with the Merger, and holders of Private Tobira capital stock were entitled to receive cash for any fractional share ownership in lieu of stock thereof.

At the completion of the Merger, Regado stockholders owned approximately 26% of the combined Company and Private Tobira stockholders owned approximately 74% of the combined Company (determined prior to the accounting for the Financing completed at the closing of the Merger). Private Tobira’s stipulated valuation in the Merger was $93.0 million and the Net Cash of Regado as defined in the Merger Agreement was approximately $33.4 million, as determined pursuant to the terms of the Merger Agreement.

Basis of Presentation

The unaudited pro forma combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (SEC) and are intended to show how the Merger might have affected the historical financial statements if the Merger had been completed on January 1, 2014 for the purposes of the statement of operations, and as of March 31, 2015 for purposes of the balance sheet. Based on the terms of the Merger, Private Tobira is deemed to be the acquiring company for accounting purposes and the transaction will be accounted for as a reverse acquisition under the acquisition method of accounting for business combinations in accordance with accounting principles generally accepted in the United States. Accordingly, the assets and liabilities of Regado will be recorded as of the Merger closing date at their estimated fair values.

The pro forma adjustments are preliminary and based on management’s estimates of the fair value of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the acquisition. These estimates are based on the most recently available information. To the extent there are significant changes to the combined company’s business following completion of the Merger, the assumptions and estimates set forth in the unaudited pro forma combined financial statements could change significantly. Accordingly, the pro forma purchase price adjustments are subject to further adjustments as additional information becomes available and as additional analyses are conducted following completion of the Merger. There can be no assurances that these additional analyses and will not result in material changes to the estimates of fair value.

The unaudited pro forma combined statement of operations and comprehensive loss for the three months ended March 31, 2015 and the year ended December 31, 2014 combine the audited historical statements of operations and comprehensive loss of Regado and Private Tobira for their respective three months ended March 31, 2015 and year ended December 31, 2014 and give pro forma effect to the Merger as if it had been completed on January 1, 2014.

The unaudited pro forma combined financial statements assume an exchange ratio of 1.4302 shares of Regado common stock for each share of Tobira common stock. The exchange ratio for purposes of the pro forma financials assumes Regado Net Cash of $33.4 million, which is the estimated Net Cash as of the Merger closing as defined in the Merger Agreement. The exchange ratio, calculated pursuant to the formulas set forth in the Merger Agreement, is based on the number of shares of Regado common stock and Private Tobira capital stock on a fully-diluted basis assuming net exercise of all vested options and warrants (in other words, inclusive of all shares of Regado common stock issuable upon conversion of any securities convertible into or exercisable or exchangeable for shares of Regado or Private Tobira common stock) as of immediately prior to completion of the Merger and gives effect to Regado’s one for nine reverse stock split.

2.	Purchase Price

The preliminary estimated total purchase price of the Merger is as follows (in thousands):

Fair value of Regado stock outstanding	$40,667
Estimated fair value of Regado Series F convertible preferred stock outstanding	2,420
Estimated fair value of vested Regado stock options	2,637

Estimated total purchase price	$45,724

For pro forma purposes, the fair value of Regado common stock used in determining the purchase price was $10.89 per share based on the closing price of Regado common stock on May 4, 2015, the date of the closing of the Merger. The Company will expense all transaction costs as incurred.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Regado based on their estimated fair values as of the Merger closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed, if any, is allocated to goodwill.

The allocation of total preliminary estimated purchase price to the acquired tangible assets and liabilities assumed of Regado based on the estimated fair values as of March 31, 2015 is as follows (in thousands):

Cash, cash equivalents and restricted cash	$44,460
Prepaid expenses and other assets acquired	788
Intangible assets	10,792
Other assumed liabilities, of which $0.75 million is settled in common stock	(10,316)

Total	$45,724

The purchase price allocation will remain preliminary until Tobira completes a final valuation of the assets acquired and liabilities assumed as of the merger closing date. The Company believes that the historical values of Regado’s current assets and current liabilities approximate their fair value based on the short term nature of such items. Regado’s property and equipment has not been assigned a fair value as the assets were transferred as part of the lease assignment for Regado’s office facility in New Jersey. The identifiable intangible assets are Regado’s technology, which consists primarily of its intellectual property related to its product candidates.

The Company has preliminarily concluded that the merger transaction is a business combination pursuant to ASC 805 Business Combinations and thus will record the fair value of intangible assets. The Company has not performed a valuation but has estimated and recorded the intangible assets as a difference between the purchase price and the acquired tangible assets and liabilities. The accounting analysis is preliminary and further analysis and the completion of a valuation may result in the capitalized intangible asset being recorded as acquired in-process research and development (IPR&D). Alternatively, if the accounting analysis indicates that the Merger is an asset acquisition, any amounts determined to be IPR&D would be recorded to the Statement of Operations and Comprehensive Loss.

3.	Pro Forma Adjustments

The unaudited pro forma combined financial statements include pro forma adjustments to give effect to certain significant transactions of Tobira as a direct result of the Merger, the acquisition of Regado by Private Tobira for accounting purposes.

The pro forma adjustments reflecting the completion of the Merger are based upon the preliminary accounting analysis conclusion that the Merger should be accounted for under the acquisition method of accounting and upon the assumptions set forth below.

The unaudited pro forma combined financial statements reflect the effect of the Regado one for nine reverse stock split.

The pro forma adjustments are as follows:

(A)	To reflect the elimination of historical accumulated deficit.

(B)	To reflect the conversion of Private Tobira’s convertible notes payable and accrued interest to Regado common stock in connection with the Merger.

(C)	To reflect the conversion of Private Tobira’s Series A and B preferred stock to Regado common stock in connection with the Merger and the associated change in valuation of preferred stock warrants on the related statement of operations.

(D)	To reflect the net exercise of Private Tobira preferred stock warrants into Regado common stock in connection with the Merger.

(E)	To reflect the conversion of Private Tobira Square 1 Bank and Oxford Finance, LLC preferred stock warrants into Regado common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability.

(F)	To reflect the conversion of Regado warrants classified as a liability into common stock warrants, eliminating the terms that caused the preferred stock warrants to be accounted for as a liability, and the associated change in valuation of warrants on the related statement of operations.

(G)	To reflect the preliminary estimated fair value adjustment to property and equipment acquired in the Merger. These assets are deemed to have no fair value.

(H)	To reflect estimated transactions costs payable in cash that were not incurred as of March 31, 2015. The estimated amounts include deal related severance, transaction costs and fees to financial advisors. Approximately $750,000 of such costs were paid in common stock.

(I)	To reflect the issuance of Regado common stock.

(J)	Represents the preliminary assessment of the fair value of Regado’s identifiable intangible assets acquired in the Merger calculated as the difference between the purchase price and the acquired tangible assets and liabilities.

(K)	To reflect the sale and issuance of common stock at $10.62 per share for gross proceeds of $27.0 million upon the closing of the merger.

4.	Subsequent Transaction

The unaudited pro forma combined financial statements do not reflect the following transaction, which occurred subsequent to March 31, 2014:

On May 15, 2015, the holders of the Series F convertible preferred stock elected conversion of all preferred shares into 222,222 shares of common stock of the Company. The accounting impact of the conversion will be evaluated as part of the Company’s financial statements as of June 30, 2015.